1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports First Quarter Results
EAST GREENVILLE, PA, April 24, 2017 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings, textiles and fine leathers for the workplace and home, today announced results for the first quarter ended March 31, 2017. Net sales were $256.8 million for the first quarter, a decrease of 9.8%, from the first quarter of 2016. Operating profit for the quarter decreased to $23.0 million, or 27.7%, compared to operating profit of $31.8 million for the first quarter of 2016. Net income for the first quarter of 2017 was $15.4 million, a decrease of 11.5% when compared to the first quarter of 2016. Diluted earnings per share was $0.31 and $0.36 for the first quarter of 2017 and 2016, respectively.
“As expected, we had a slower start to the year as declines in our Office segment offset continued growth in our high design Studio segment and stability in our Coverings business,” commented Knoll President and CEO Andrew Cogan. “Our first quarter results, while down versus our very strong start to 2016, do demonstrate the benefits of our continuing strategy to diversify our sources of revenue into higher design, high margin, more residentially-oriented segments which do not have the volatility of our Office business.”
First Quarter Results
First quarter 2017 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended March 31,		Percent
	2017	2016	Change
Net Sales	$256.8	$284.6	(9.8)%
Gross Profit	95.7	107.7	(11.2)%
Gross Profit %	37.3%	37.9%	(1.6)%
Operating Expenses	72.6	75.9	(4.3)%
Operating Profit	23.0	31.8	(27.7)%
Operating Profit %	9.0%	11.2%	(19.6)%
Net Income Attributable to Knoll, Inc. Stockholders	15.4	17.4	(11.5)%
Earnings Per Share - Diluted	$0.31	$0.36	(13.9)%
Net sales were $256.8 million for the first quarter of 2017, a decrease of 9.8%, from the first quarter of 2016. Net sales for the Office segment were $149.8 million during the first quarter of 2017, a decrease of 19.2%, when compared with the first quarter of 2016. The decrease in the Office segment was a result of a decline in both the quantity and average size of larger project opportunities in addition to a limited ship week at the end of March to facilitate the first phase of the implementation of a new ERP system. Net sales for the Studio segment were $79.1 million during the first quarter of 2017, an increase of 10.6%, when compared with the first quarter of 2016. This increase was driven by Europe and KnollStudio as well as to a lesser extent incremental sales from DatesWeiser, a designer and manufacturer of contemporary wood conference and meeting room furniture, which was acquired in the fourth quarter of 2016. Net sales for the Coverings segment were $27.9 million during the first quarter of 2017, an increase of 0.5%, when compared with the first quarter of 2016.

Gross profit for the first quarter of 2017 was $95.7 million, a decrease of $12.0 million, or 11.2%, when compared with the first quarter of 2016. During the first quarter of 2017, gross margin decreased to 37.3% from 37.9% in the first quarter of 2016. This decrease was driven mainly by the Office segment, where lower volume had an unfavorable impact on fixed-cost leverage, partially offset by increased sales in the high margin Studio and Coverings segments.
Total operating expenses were $72.6 million for the first quarter of 2017, or 28.3% of net sales, compared to $75.9 million, or 26.7% of net sales, for the first quarter of 2016. The decrease is due primarily to lower incentive accruals from decreased profitability, and lower sales commissions as a result of a reduction in volume in the Office segment partially offset by increased investments in training and costs related to the rollout of the Rockwell Unscripted product line.
Operating profit for the first quarter of 2017 decreased to $23.0 million, or 27.7%, compared to operating profit of $31.8 million for the first quarter of 2016. Operating profit for the Office segment was $8.8 million, or 5.9% of net sales, in the first quarter of 2017, a decrease of $11.1 million, or 55.8%, when compared with the first quarter of 2016. The decrease in operating profit for the Office segment was due primarily to lower sales volume partially offset by reduced performance based incentive accruals and lower sales commissions. Operating profit for the Studio segment was $11.6 million, or 14.7% of net sales, an increase of $1.2 million, or 11.0%, when compared with the first quarter of 2016. Operating profit for the Coverings segment was $6.2 million, or 22.3% of net sales, a decrease of $0.5 million, or 7.2%, when compared to the first quarter of 2016. Corporate costs were $3.6 million, a decrease of $1.6 million, or 30.3%, when compared to the first quarter of 2016.
During the first quarter of 2017, other expense was $0.2 million compared to $2.6 million for the first quarter of 2016. Other income and expenses are primarily related to foreign exchange gains and losses. Other expense in the first quarter of 2016 was primarily related to foreign exchange losses that resulted from the revaluation of intercompany balances between our Canadian and US entities.
Net income for the first quarter of 2017 was $15.4 million, or $0.31 diluted earnings per share, compared to $17.4 million, or $0.36 diluted earnings per share, for the first quarter of 2016.
The tax rate for the first quarter of 2017 was 27.2% down from 37.1% in the first quarter of 2016. The change in the tax rate was due primarily to the early adoption of ASU 2016-09 in the third quarter of 2016, which impacted the tax treatment of the vesting of a large quantity of equity awards. This resulted in the realization of tax benefits recognized as a reduction of income tax expense. In addition, the tax rate was affected by the mix of pretax income and the varying effective tax rates in the countries and states in which we operate.
Capital expenditures for the first quarter of 2017 totaled $10.7 million compared to $7.0 million in the first quarter of 2016. During the first quarter of 2017, the Company paid accrued dividends on vested shares of $1.1 million in addition to a quarterly dividend of $7.3 million, or $0.15 per share, compared to a quarterly dividend of $7.2 million, or $0.15 per share, in the first quarter of 2016.

Business Segment Results
The Company manages its business through its reporting segments: Office, Studio, and Coverings. All unallocated expenses are included within Corporate.
The Office segment includes a complete range of workplace products that address diverse workplace planning paradigms. These products include: systems furniture, seating, storage, tables, desks and KnollExtra® accessories as well as the international sales of our North American Office products.
The Studio segment includes KnollStudio®, HOLLY HUNT®, Knoll Europe and DatesWeiser. KnollStudio products, include iconic seating, lounge furniture, side, cafe and dining chairs as well as conference, training and dining and occasional tables. HOLLY HUNT® is known for high quality residential furniture, lighting, rugs, textiles and leathers. In 2016, HOLLY HUNT® acquired Vladimir Kagan Design Group, a renowned collection of modern luxury furnishings. Knoll Europe, which distributes both KnollStudio and Knoll Office products, manufactures and sells products to customers primarily in Europe. DatesWeiser, known for its sophisticated meeting and conference tables and credenzas, sets a standard for design, quality and technology integration.
The Coverings segment includes KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather. These businesses provide a wide range of customers with high-quality fabrics, felt, leather and related architectural products.
In 2016, the Company revised its segment presentation to segregate Corporate costs. The Company believes this facilitates improved communication as we report segment results and better aligns with how we view and operate the Company. Corporate costs represent the portion of unallocated expenses relating to shared services and general corporate functions including, but not limited to, legal expenses, acquisition expenses, certain finance, human resources, administrative and executive expenses and other expenses that are not directly attributable to an operating segment. Dedicated, direct selling, general and administrative expenses of the segments continue to be included within segment operating profit. Management regularly reviews the costs included in the Corporate function, and believes disclosing such information provides more visibility and transparency of how the chief operating decision maker reviews the results for the Company.

	Three Months Ended March 31,
Net Sales (in thousands)	2017	2016
Office	$149,832	$185,356
Studio	79,073	71,506
Coverings	27,915	27,767
Corporate	—	—
Total Net Sales	$256,820	$284,629

	Three Months Ended March 31,
Operating Profit (in thousands)	2017	2016
Office	$8,776	$19,833
Studio	11,639	10,483
Coverings	6,236	6,722
Corporate	(3,617)	(5,189)
Total Operating Profit	$23,034	$31,849

Cautionary Statement Regarding Forward-Looking Information
This presentation includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign exchange rates, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission, as well as other cautionary statements that are made from time-to-time in Knoll's public communications. Many of these factors are outside of Knoll's control.

Contacts
Investors:
Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com
Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

Conference Call Information
Knoll will host a conference call on Tuesday, April 25, 2017 at 10:00 A.M. ET to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “Discover Knoll” and click on “Investor Relations.”
The conference call may also be accessed by dialing:
North America     (844) 778-4138
International     (661) 378-9550
Passcode      677 2833
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website. In addition, an audio replay of the conference call will be available through May 2, 2017 by dialing (855) 859-2056. International replay: (404) 537-3406 (Passcode: 677 2833).

About Knoll
Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands - Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, and DatesWeiser - reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016

Net sales	$256,820	$284,629
Cost of sales	161,146	176,865
Gross profit	95,674	107,764
Selling, general, and administrative expenses	72,640	75,915
Operating profit	23,034	31,849
Interest expense	1,671	1,554
Other expense, net	203	2,604
Income before income tax expense	21,160	27,691
Income tax expense	5,764	10,280
Net earnings	15,396	17,411
Net (loss) earnings attributable to noncontrolling interests	(8)	11
Net earnings attributable to Knoll, Inc. stockholders	$15,404	$17,400

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.32	$0.36
Diluted	$0.31	$0.36

Weighted-average shares outstanding:
Basic	48,456,225	47,904,593
Diluted	49,382,892	48,594,395

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,035	$9,854
Customer receivables, net	83,081	84,425
Inventories, net	146,200	142,072
Prepaid and other current assets	39,911	40,457
Total current assets	272,227	276,808
Property, plant, and equipment, net	200,371	197,084
Goodwill and intangible assets, net	382,519	383,261
Other non-current assets	1,462	1,460
Total assets	$856,579	$858,613
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable	89,923	97,518
Other current liabilities	94,447	114,855
Total current liabilities	194,370	222,373
Long-term debt	232,549	208,383
Other non-current liabilities	118,483	118,388
Total liabilities	545,402	549,144
Total equity	311,177	309,469
Total liabilities and equity	$856,579	$858,613

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016

Net earnings	$15,396	$17,411
Cash provided by operating activities	3,825	21,256
Cash used in investing activities	(10,650)	(7,017)
Cash used in financing activities	(249)	(13,699)
Effect of exchange rate changes on cash and cash equivalents	255	616
(Decrease) increase in cash and cash equivalents	(6,819)	1,156
Cash and cash equivalents at beginning of period	9,854	4,192
Cash and cash equivalents at end of period	$3,035	$5,348